Exhibit 99.1

CARDTRONICS ANNOUNCES FIRST QUARTER 2017 RESULTS

HOUSTON, May 3, 2017 — (GLOBE NEWSWIRE) — Cardtronics plc (Nasdaq: CATM) (“Cardtronics” or the “Company”), the world’s largest ATM owner/operator, announced today its financial and operational results for the quarter ended March 31, 2017.

Key financial statistics in the first quarter of 2017 as compared to the first quarter of 2016 include:

•                  Total revenues of $357.6 million, up 18% from $303.2 million (up 22% on a constant-currency basis), driven by the completion of the DCPayments acquisition on January 6, 2017.

•                  ATM operating revenues of $341.8 million, up 17% from $292.1 million (up 21% on a constant-currency basis).

•                  GAAP Net Loss of $(0.9) million, or $(0.02) per share, down from GAAP Net Income of $15.4 million, or $0.34 per diluted share, with the year over year decrease largely attributable to a restructuring charge, acquisition-related costs, and asset impairment costs, in the aggregate totaling nearly $20 million on a pre-tax basis during the first quarter of 2017.

•                  Adjusted Net Income per diluted share of $0.55, down from $0.68.

•                  Adjusted EBITDA of $71.2 million ($74.0 million on a constant-currency basis), relatively consistent with $73.2 million in the prior year.

“The completion of the largest acquisition in our history contributed to 22% constant-currency revenue growth in the quarter. However, first quarter revenue and earnings were negatively impacted by a series of transitory operating challenges. The operating issues were directly related to software and system conversions in the U.S. and Australia. The results were broadly anticipated, and we believe that we are beginning to move past these challenges. Completing the acquisitions of DCPayments and Spark ATM Systems builds a more diversified business across geographies and customers, and accelerates our journey into expanding services to financial institutions in the year that we exit the U.S. portion of our 7-Eleven relationship. These acquisitions, in combination with other ongoing initiatives, provide the foundation for creating growth and long term shareholder value. We view the first quarter as the most challenging of the year from a financial perspective and reaffirm guidance for the full year,” commented Steve Rathgaber, Cardtronics’ chief executive officer.

RECENT HIGHLIGHTS

•                  Completed the acquisition of DirectCash Payments Inc. (“DCPayments”), a leading operator of approximately 25,000 ATMs with operations in Australia, Canada, the U.K., New Zealand, and Mexico.

•                  Completed the acquisition of Spark ATM Systems Pty Ltd. (“Spark”) an independent deployer of approximately 2,300 ATMs in South Africa.

•                  Upon completion of the DCPayments and Spark acquisitions, we now operate in eleven countries on four continents.

•                  Substantially completed a global reorganization and cost reduction initiative, resulting in $8.2 million in restructuring charges incurred during the quarter. Coupled with our broader cost optimization initiative, we now anticipate that the restructuring and optimization plan will result in annualized pre-tax savings of at least $35 million in 2018.

•                  On April 4, completed an offering of $300.0 million principal amount 5.50% Senior Notes due 2025, the net proceeds of which were used to repay approximately $294.5 million of borrowings under our revolving credit facility that was used to complete the DCPayments acquisition.

•                  Secured ATM operating contracts representing over 1,200 locations. These wins included placements at various retail and transit locations, including our expansion into FGC Railways in Spain and over 200 new placements in Australia.

•                  Implemting a managed services relationship with Bank of Queensland in Australia for management of nearly 200 ATMs at its branches.

•                  Added Top 25 financial institution BMO Harris Bank and another 12 new financial institutions to our Allpoint Network and enabled nearly 1 million cardholders with surcharge-free access to our ATM network.

See Disclosure of Non-GAAP Financial Information in this earnings release for definitions of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Free Cash Flow, and certain other non-GAAP measures on a constant-currency basis. For additional information, including reconciliations to the most directly comparable financial measure recognized under accounting principles generally accepted in the U.S. (“GAAP”), see the supplemental schedules of selected financial information in this earnings release.

FIRST QUARTER RESULTS

Consolidated revenues totaled $357.6 million for the first quarter of 2017, representing an 18% increase from $303.2 million in the first quarter of 2016, driven by acquisitions completed during the first quarter. ATM operating revenues were up 17% from the first quarter of 2016. Adjusting for movements in currency exchange rates, ATM operating revenues were up 21% from the first quarter of 2016.

ATM operating revenues in North America decreased 1% in the first quarter of 2017, while ATM operating revenues in Europe & Africa decreased 8% compared to the same period in 2016, adversely impacted by movements in foreign currency exchange rates. On a constant-currency basis, ATM operating revenues in Europe & Africa increased 5%, or 4% excluding acquisitions. The appreciation in the U.S. dollar relative to the British pound significantly impacted the Company’s reported revenues and profits in the first quarter. The British pound was on average 13% weaker relative to the U.S. dollar during the first quarter of 2017 compared to the same period a year ago.

The DCPayments acquisition, which includes its operations in Australia, New Zealand, Canada, the U.K., and Mexico, contributed $58.9 million in ATM operating revenues and $18.5 million in gross profit to the quarterly results from the acquisition date of January 6, 2017.

GAAP Net Loss in the first quarter of 2017 was $0.9 million compared to GAAP Net Income of $15.4 million during the first quarter of 2016. The GAAP Net Loss was the result of the incurrence of $8.2 million of restructuring expenses during the quarter, as these costs related mostly to employee severance costs, in conjunction with the Company’s cost reduction initiative. Additionally, the Company incurred $8.5 million during the first quarter related primarily to professional services associated with the completion and integration of the acquisitions that closed during the first quarter. Also, related to the recently completed acquisitions, the Company’s amortization of intangible assets expense was up $5.9 million from the first quarter 2016. Finally, the Company recognized impairments on certain of its long-lived assets and disposals during the quarter, resulting in $3.2 million of loss being recorded. The intangible asset amortization expense along with the restructuring, asset impairment and acquisition-related expenses have been excluded from the Company’s calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted share in the first quarter of 2017. The Company’s GAAP tax rate was 76.8% for the first quarter of 2017 compared to 34.1% in the same period in 2016. The tax rate in the first quarter of 2017 is significantly higher than the same period in 2016 due to $2.4 million of excess tax benefits recognized related to share-based compensation when applied to the Loss before income taxes of $3.8 million.

Adjusted EBITDA for the first quarter of 2017 totaled $71.2 million ($74.0 million on a constant-currency basis) compared to $73.2 million of Adjusted EBITDA during the first quarter of 2016. The decrease in Adjusted EBITDA was driven by changes in currency exchange rates and lower revenues in the U.S., coupled with higher operating costs primarily associated with the Company’s U.S. fleet upgrade. The contributions from the acquisition of DCPayments and Spark partially offset these decreases. Adjusted Net Income totaled $25.5 million ($0.55 per diluted share or $0.57 on a constant-currency basis) for the first quarter of 2017, compared to $31.3 million ($0.68 per diluted share) during the first quarter of 2016. The decrease in Adjusted Net Income was largely attributable to the factors discussed above and increased depreciation expense associated with the recent acquisitions and the Company’s U.S. fleet upgrade, and incremental interest expense as a result of the additional borrowings under the revolving credit facility in conjunction with the recently completed acquisitions.

LIQUIDITY

The Company had outstanding borrowings of approximately $505 million, resulting in approximately $95 million in available borrowing capacity under its $600 million revolving credit facility due in 2021. Additionally, the Company had $40 million in cash as of March 31, 2017. The Company’s other outstanding indebtedness as of March 31, 2017 included $250 million in Senior Notes due 2022 and $288 million Convertible Senior Notes due 2020. The Senior Notes and Convertible Senior Notes had carrying balances of $247 million and $244 million, respectively, and are reflected as long-term debt on the balance sheet, net of unamortized discount and capitalized debt issuance costs.

As of March 31, 2017, the Company’s outstanding borrowings under the revolving credit facility increased due to additional borrowings that were used to fund the DCPayments acquisition in January 2017. Subsequent to the end of the quarter, on April 4, 2017, in a private placement offering, the Company issued $300 million in aggregate principal amount of 5.50% Senior Notes due 2025 (the “2025 Notes”). The net proceeds received from the offering of the 2025 Notes, after the payment of the related expenses, were used to repay a portion of the outstanding borrowings under the revolving credit facility. Subsequent to the issuance of the 2025 Notes, the revolving credit facility was amended to decrease the borrowing capacity from $600 million to $400 million. The revolving credit facility was also amended to include an accordion provision enabling an additional potential borrowing capacity of approximately $100 million under certain conditions.

2017 GUIDANCE

Below is the Company’s financial guidance for the full year 2017:

•                  Revenues of $1.45 billion to $1.5 billion;

•                  Gross profit margin of 33% to 34%;

•                  GAAP Net Income of $45 million to $50 million;

•                  Adjusted EBITDA of $325 million to $340 million;

•                  Depreciation and accretion expense of $110 million to $113 million;

•                  Cash interest expense of $34 million to $35 million;

•                  Adjusted Net Income of $130 million to $139 million;

•                  Adjusted Net Income per diluted share of $2.80 to $3.00, based on approximately 46.35 million weighted average diluted shares outstanding; and

•                  Capital expenditures of $140 million to $150 million.

The Adjusted EBITDA and Adjusted Net Income guidance excludes the impact of certain expenses, as outlined in the reconciliation provided at the end of this earnings release. This guidance is based on average foreign currency exchange rates for the year of £1.00 U.K. to $1.20 U.S., $20.00 Mexican pesos to $1.00 U.S., $1.00 Canadian dollar to $0.76 U.S., €1.00 Euros to $1.05 U.S., $1.00 Australian dollar to $0.74 U.S., and R14.29 South African Rand to $1.00 U.S. Additionally, this guidance is based on an estimated non-GAAP tax rate of approximately 28% for the remainder of 2017.

Included in the guidance above is the assumption that the deinstallations of the ATMs at 7-Eleven locations in the U.S. will begin during the third quarter of 2017 and be substantially complete by the end of the year, with a small number of units expected to continue to operate into the first quarter of 2018. Additionally, the guidance assumes that Allpoint and the Citibank brand will come off the 7-Eleven ATMs during the second half of 2017. 7-Eleven in the U.S. accounted for approximately 18% of the Company’s consolidated revenues for the year ended 2016. The Company estimates that the incremental gross margin associated with these revenues is approximately 45%, compared to the Company’s reported consolidated gross margin of 36% in 2016. While the ATM deinstallation schedule remains subject to change as of the date of this earnings release, the Company currently estimates that the approximate revenue impact associated with the deinstallations is approximately $50 million to $70 million and the approximate impact to gross margin will be approximately $30 million to $35 million in 2017.

CONFERENCE CALL INFORMATION

The Company will host a conference call today, Wednesday, May 3, 2017, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its financial results for the quarter ended March 31, 2017. To access the call, please call the conference call operator at:

Dial in:	(877) 303-9205
Alternate dial-in:	(760) 536-5226

Please call in fifteen minutes prior to the scheduled start time and request to be connected to the “Cardtronics First Quarter 2017 Earnings Conference Call.” Additionally, a live audio webcast of the conference call will be available online through the investor relations section of the Company’s website at www.cardtronics.com.

A digital replay of the conference call will be available through Wednesday, May 17, 2017, and can be accessed by calling (855) 859-2056 or (404) 537-3406 and entering 2108926 for the conference ID. A replay of the conference call will also be available online through the Company’s website subsequent to the call through May 31, 2017.

ABOUT CARDTRONICS (NASDAQ: CATM)

Making ATM cash access convenient where people shop, work, and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs, and the customers they share. Cardtronics provides services to approximately 233,000 ATMs in North America, Europe, Asia-Pacific, and Africa. Whether Cardtronics is driving foot traffic for top retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

CONTACT INFORMATION

Media Relations	Investor Relations
Nick Pappathopoulos	Phillip Chin
Director — Public Relations	EVP — Corporate Development & Investor Relations
832-308-4396	832-308-4975
npappathopoulos@cardtronics.com	ir@cardtronics.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that are anticipated. All comments concerning the Company’s expectations for future revenues and operating results are based on its estimates for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and present expectations or projections. Risk factors are described in the Company’s 2016 Form 10-K, and those set forth from time-to-time in other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this earnings release, which speak only as of the date of this earnings release. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

DISCLOSURE OF NON-GAAP FINANCIAL INFORMATION

EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Free Cash Flow, and certain GAAP as well as non-GAAP measures on a constant-currency basis represent non-GAAP financial measures provided as a complement to financial results prepared in accordance with GAAP and may not be comparable to similarly-titled measures reported by other companies. The Company uses these non-GAAP financial measures in managing and measuring the performance of its business, including setting and measuring incentive based compensation for management. Management believes that the presentation of these measures and the identification of notable, non-cash, and/or (if applicable in a particular period) certain costs not anticipated to occur in future periods enhance an investor’s understanding of the underlying trends in the Company’s business and provide for better comparability between periods in different years.

Adjusted EBITDA excludes depreciation, accretion, and amortization of intangible assets as these amounts can vary substantially from company to company within the Company’s industry depending upon accounting methods and book values of assets, capital structures, and the methods by which the assets were acquired. Adjusted EBITDA also excludes share-based compensation expense, acquisition and divestiture-related expenses, certain non-operating expenses, (if applicable in a particular period) certain costs not anticipated to occur in future periods, gains or losses on disposal and impairment of assets, the Company’s obligations for the payment of income taxes, interest expense, and other obligations such as capital expenditures, and includes an adjustment for noncontrolling interests. Adjusted Net Income represents net (loss) income computed in accordance with GAAP, before amortization of intangible assets, gains or losses on disposal and impairment of assets, share-based compensation expense, certain other expense amounts, acquisition and divestiture-related expenses, certain non-operating expenses, and (if applicable in a particular period) certain costs not anticipated to occur in future periods (together, the “Adjustments”). Prior to June 30, 2016, Adjusted Net Income was calculated using an estimated long-term, cross-jurisdictional effective cash tax rate of 32%. Subsequent to the redomicile of the Company’s parent company to the U.K., the Company revised the process for determining its non-GAAP tax rate and now utilizes a non-GAAP tax rate derived from the GAAP tax rate adjusted for the net tax effects of the Adjustments, based on the nature and geography of the Adjustments. For the quarter ended March 31, 2017, the non-GAAP tax rate used to calculate Adjusted Net Income was approximately 28.2%. For the quarter ended March 31, 2016, the Company used its previous estimated long-term cross-jurisdictional tax rate of 32%. Adjusted Net Income per diluted share is calculated by dividing Adjusted Net Income by weighted average diluted shares outstanding. Free Cash Flow is defined as cash provided by operating activities less payments for capital expenditures, including those financed through direct debt but excluding acquisitions. The Free Cash Flow measure does not take into consideration certain other non-discretionary cash requirements such as mandatory principal payments on portions of the Company’s long-term debt. Management calculates certain GAAP as well as non-GAAP measures on a constant-currency basis using the average foreign currency exchange rates applicable in the corresponding period of the previous year and applying these rates to the measures in the current reporting period. Management uses GAAP as well as non-GAAP measures on a constant-currency basis to assess performance and eliminate the effect foreign currency exchange rates have on comparability between periods.

The non-GAAP financial measures presented herein should not be considered in isolation or as a substitute for operating income, net (loss) income, cash flows from operating, investing, or financing activities, or other income or cash flow measures prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used herein to the most directly comparable GAAP financial measures are presented in tabular form at the end of this earnings release.

Consolidated Statements of Operations

For the Three Months Ended March 31, 2017 and 2016

(In thousands, excluding share, per share amounts, and percentages)

	Three Months Ended
	March 31,
	2017	% Change	2016
	(Unaudited)
Revenues:
ATM operating revenues	$341,788	17.0%	$292,088
ATM product sales and other revenues	15,784	41.4	11,159
Total revenues	357,572	17.9	303,247
Cost of revenues:
Cost of ATM operating revenues (excludes depreciation, accretion, and amortization of intangible assets reported separately below.)	231,927	24.7	185,940
Cost of ATM product sales and other revenues	14,635	47.3	9,933
Total cost of revenues	246,562	25.9	195,873
Gross profit	111,010	3.4	107,374
Gross profit %	31.0%		35.4%
Operating expenses:
Selling, general, and administrative expenses	41,949	12.2	37,399
Redomicile-related expenses	760	(87.4)	6,036
Restructuring expenses	8,243	n/m	—
Acquisition and divestiture-related expenses	8,456	433.8	1,584
Depreciation and accretion expense	29,121	28.4	22,677
Amortization of intangible assets	15,180	63.9	9,263
Loss on disposal and impairment of assets	3,194	736.1	382
Total operating expenses	106,903	38.2	77,341
Income from operations	4,107	(86.3)	30,033
Other expense:
Interest expense, net	6,557	46.0	4,492
Amortization of deferred financing costs and note discount	2,976	7.0	2,782
Other income	(1,580)	184.7	(555)
Total other expense	7,953	18.4	6,719
(Loss) income before income taxes	(3,846)	(116.5)	23,314
Income tax (benefit) expense	(2,952)	(137.1)	7,955
Effective tax rate	76.8%		34.1%
Net (loss) income	(894)	(105.8v	15,359
Net income (loss) attributable to noncontrolling interests	7	n/m	(25)
Net (loss) income attributable to controlling interests and available to common shareholders	$(901)	(105.9)%	$15,384

Net (loss) income per common share — basic	$(0.02)		$0.34
Net (loss) income per common share — diluted	$(0.02)		$0.34

Weighted average shares outstanding — basic	45,490,461		45,073,654
Weighted average shares outstanding — diluted	45,490,461		45,703,488

Condensed Consolidated Balance Sheets

As of March 31, 2017 and December 31, 2016

(In thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$40,245	$73,534
Accounts and notes receivable, net	99,113	84,156
Inventory, net	13,323	12,527
Restricted cash	46,977	32,213
Prepaid expenses, deferred costs, and other current assets	73,364	67,107
Total current assets	273,022	269,537
Property and equipment, net	480,959	392,735
Intangible assets, net	297,926	121,230
Goodwill	883,221	533,075
Deferred tax asset, net	8,916	13,004
Prepaid expenses, deferred costs, and other noncurrent assets	38,824	35,115
Total assets	$1,982,868	$1,364,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of other long-term liabilities	$27,283	$28,237
Accounts payable and other accrued and current liabilities	328,908	285,583
Total current liabilities	356,191	313,820
Long-term liabilities:
Long-term debt	996,172	502,539
Asset retirement obligations	53,263	45,086
Deferred tax liability, net	52,100	27,625
Other long-term liabilities	65,874	18,691
Total liabilities	1,523,600	907,761
Shareholders’ equity	459,268	456,935
Total liabilities and shareholders’ equity	$1,982,868	$1,364,696

SELECTED STATEMENT OF OPERATIONS DETAIL:

(Unaudited)

Total revenues by segment:

	Three Months Ended
	March 31,
	2017	% Change	2016
	(In thousands, excluding percentages)
North America
ATM operating revenues	$197,827	(1.3)%	$200,454
ATM product sales and other revenues	10,226	6.1	9,638
North America total revenues	208,053	(1.0)	210,092
Europe & Africa
ATM operating revenues	79,704	(7.9)	86,585
ATM product sales and other revenues	1,529	9.6	1,395
Europe & Africa total revenues	81,233	(7.7)	87,980
DCPayments
ATM operating revenues	58,861	n/m	—
ATM product sales and other revenues	3,770	n/m	—
DCPayments total revenues	62,631	n/m	—
Corporate & Other
ATM operating revenues	10,071	(8.5)	11,012
ATM product sales and other revenues	290	130.2	126
Corporate & Other total revenues	10,361	(7.0)	11,138

Eliminations	(4,706)	(21.1)	(5,963)

Total ATM operating revenues	341,788	17.0	292,088
Total ATM product sales and other revenues	15,784	41.4	11,159
Total revenues	$357,572	17.9%	$303,247

Breakout of ATM operating revenues:

	Three Months Ended
	March 31,
	2017	% Change	2016
	(In thousands, excluding percentages)
Surcharge revenues	$154,255	32.0%	$116,837
Interchange revenues	113,651	6.2	107,042
Bank-branding and surcharge-free network revenues	46,407	(1.2)	46,963
Managed services revenues	15,616	76.7	8,839
Other revenues	11,859	(4.4)	12,407
Total ATM operating revenues	$341,788	17.0%	$292,088

Total gross profit by segment:

	Three Months Ended
	March 31,
	2017	% Change	2016
	(In thousands, excluding percentages)
North America	$63,491	(14.1)%	$73,954
Europe & Africa	27,000	(10.3)	30,115
DCPayments	18,530	n/m	—
Corporate & Other	1,989	(39.8)	3,305
Total gross profit	$111,010	3.4%	$107,374

Breakout of cost of ATM operating revenues
(exclusive of depreciation, accretion, and
amortization of intangible assets):

	Three Months Ended
	March 31,
	2017	% Change	2016
	(In thousands, excluding percentages)
Merchant commissions	$114,107	29.1%	$88,395
Vault cash rental	18,652	8.0	17,273
Other costs of cash	28,571	41.0	20,269
Repairs and maintenance	21,309	23.2	17,303
Communications	9,144	20.1	7,612
Transaction processing	6,004	66.7	3,602
Employee costs	18,947	7.6	17,606
Other expenses	15,193	9.5	13,880
Total cost of ATM operating revenues	$231,927	24.7%	$185,940

Breakout of selling, general, and administrative expenses:

	Three Months Ended
	March 31,
	2017	% Change	2016
	(In thousands, excluding percentages)
Employee costs	$24,815	20.1%	$20,665
Share-based compensation expense	2,240	(26.6)	3,051
Professional fees	5,947	4.1	5,714
Other expenses	8,947	12.3	7,969
Total selling, general, and administrative expenses	$41,949	12.2%	$37,399

Depreciation and accretion expense by segment:

	Three Months Ended
	March 31,
	2017	% Change	2016
	(In thousands, excluding percentages)
North America	$13,768	14.8%	$11,996
Europe & Africa	9,238	1.6	9,096
DCPayments	4,231	n/m	—
Corporate & Other	1,884	18.9	1,585
Total depreciation and accretion expense	$29,121	28.4%	$22,677

SELECTED BALANCE SHEET DETAIL:

(Unaudited, excluding December 31, 2016)

Long-term debt:

	March 31, 2017	December 31, 2016
	(In thousands)
Revolving credit facility	$504,900	$14,100
1.00% Convertible senior notes (1)	243,737	241,068
5.125% Senior notes (1)	247,535	247,371
Total long-term debt	$996,172	$502,539

(1)             The Company’s 1.00% Convertible Senior Notes due 2020 with a face value of $287.5 million are presented net of the unamortized discount and capitalized debt issuance costs of $43.8 million and $46.4 million as of March 31, 2017 and December 31, 2016, respectively. In accordance with GAAP, the estimated fair value of the conversion feature within the Convertible Senior Notes was recorded as additional paid-in capital within equity at issuance. The Convertible Senior Notes are being accreted over the term of the notes to the full principal amount ($287.5 million). The Company’s 5.125% Senior Notes due 2022 with a face value of $250.0 million are presented net of capitalized debt issuance costs of $2.5 million and $2.6 million as of March 31, 2017 and December 31, 2016, respectively.

Share count rollforward:

Total shares outstanding as of December 31, 2016	45,326,430
Shares issued — stock options exercised	400
Shares vested — restricted stock units	298,944
Total shares outstanding as of March 31, 2017	45,625,774

SELECTED CASH FLOW DETAIL:

(Unaudited)

Selected cash flow statement amounts:

	Three Months Ended
	March 31,
	2017	2016
	(In thousands)
Cash provided by operating activities	$10,449	$44,654
Cash used in investing activities	(525,638)	(11,756)
Cash provided by (used in) financing activities	483,201	(34,041)
Effect of exchange rate changes on cash	(1,301)	(105)
Net decrease in cash and cash equivalents	(33,289)	(1,248)
Cash and cash equivalents as of beginning of period	73,534	26,297
Cash and cash equivalents as of end of period	$40,245	$25,049

Key Operating Metrics — Including Acquisitions in All Periods Presented

For Three Months Ended March 31, 2017 and 2016

(Unaudited)

	Three Months Ended
	March 31,
	2017		2016
Average number of transacting ATMs:
United States	45,166		39,295
DCPayments	18,645		—
United Kingdom and Ireland	16,323		15,808
South Africa	2,333		—
Canada	1,781		1,853
Germany, Poland, and Spain	1,425		1,127
Mexico	860		1,391
Total Company-owned	86,533		59,474
United States (1)	12,620		17,455
DCPayments	3,553		—
Total Merchant-owned	16,173		17,455
Average number of transacting ATMs — ATM operations	102,706		76,929

Managed Services and Processing:
United States	123,576		113,129
DCPayments	3,070		—
Canada	2,004		1,524
Average number of transacting ATMs — Managed services and processing	128,650		114,653

Total average number of transacting ATMs	231,356		191,582

Total transactions (in thousands):
ATM operations	362,314		313,131
Managed services and processing, net	246,581		170,879
Total transactions	608,895		484,010

Total cash withdrawal transactions (in thousands):
ATM operations	234,244		192,086

		% Change
Per ATM per month amounts (excludes managed services and processing):
Cash withdrawal transactions	760	-8.7%	832

ATM operating revenues (2)	$1,035	-14.9%	$1,216
Cost of ATM operating revenues (3)	714	-9.6%	790
ATM operating gross profit (2) (3)	$321	-24.6%	$426

ATM operating gross profit margin (2) (3)	31.0%		35.0%

(1)             Certain ATMs previously reported in this category are now included in the United States: Managed services and processing or United States: Company-owned categories.

(2)             ATM operating revenues and Cost of ATM operating revenues relating to managed services, processing, ATM equipment sales, and other ATM-related services are not included in this calculation.

(3)             Amounts presented exclude the effect of depreciation, accretion, and amortization of intangible assets, which is reported separately in the Company’s Consolidated Statements of Operations.

Key Operating Metrics — Excluding Acquisitions in All Periods Presented

For Three Months Ended March 31, 2017 and 2016

(Unaudited)

	Three Months Ended
	March 31,
	2017		2016
Average number of transacting ATMs:
United States	42,786		39,295
United Kingdom and Ireland	16,323		15,808
Canada	1,781		1,853
Germany, Poland, and Spain	1,425		1,127
Mexico	860		1,391
Total Company-owned	63,175		59,474
United States (1)	12,620		17,455
Total Merchant-owned	12,620		17,455
Average number of transacting ATMs — ATM operations	75,795		76,929

Managed Services and Processing:
United States	123,576		113,129
Canada	2,004		1,524
Average number of transacting ATMs — Managed services and processing	125,580		114,653

Total average number of transacting ATMs	201,375		191,582

Total transactions (in thousands):
ATM operations	312,504		313,131
Managed services and processing, net	163,442		170,879
Total transactions	475,946		484,010

Total cash withdrawal transactions (in thousands):
ATM operations	195,288		192,086

		% Change
Per ATM per month amounts (excludes managed services and processing):
Cash withdrawal transactions	859	3.2%	832

ATM operating revenues (2)	$1,133	-6.8%	$1,216
Cost of ATM operating revenues (3)	753	-4.7%	790
ATM operating gross profit (2) (3)	$380	-10.8%	$426

ATM operating gross profit margin (2) (3)	33.5%		35.0%

(1)             Certain ATMs previously reported in this category are now included in the United States: Managed services and processing or United States: Company-owned categories.

(2)             ATM operating revenues and Cost of ATM operating revenues relating to managed services, processing, ATM equipment sales, and other ATM-related services are not included in this calculation.

(3)             Amounts presented exclude the effect of depreciation, accretion, and amortization of intangible assets, which is reported separately in the Company’s Consolidated Statements of Operations.

Key Operating Metrics — Ending Machine Count

As of March 31, 2017 and 2016

(Unaudited)

	March 31, 2017	March 31, 2016
Ending number of transacting ATMs:
United States	45,119	40,088
DCPayments	18,503	—
United Kingdom and Ireland	16,405	15,928
South Africa	2,342	—
Canada	1,775	1,862
Germany, Poland, and Spain	1,483	1,130
Mexico	636	1,380
Total Company-owned	86,263	60,388
United States	12,437	16,828
DCPayments	3,597	—
Total Merchant-owned	16,034	16,828
Ending number of transacting ATMs — ATM operations	102,297	77,216

United States	125,596	116,011
DCPayments	3,152	—
Canada	2,084	1,648
Ending number of transacting ATMs — Managed services and processing	130,832	117,659

Total ending number of transacting ATMs	233,129	194,875

Reconciliation of Net (Loss) Income Attributable to Controlling Interests and Available to Common Shareholders to EBITDA, Adjusted EBITDA, and Adjusted Net Income

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
	(In thousands, excluding share and per share amounts)
Net (loss) income attributable to controlling interests and available to common shareholders	$(901)	$15,384
Adjustments:
Interest expense, net	6,557	4,492
Amortization of deferred financing costs and note discount	2,976	2,782
Income tax (benefit) expense	(2,952)	7,955
Depreciation and accretion expense	29,121	22,677
Amortization of intangible assets	15,180	9,263
EBITDA	$49,981	$62,553

Add back:
Loss on disposal and impairment of assets	3,194	382
Other income (1)	(1,580)	(555)
Noncontrolling interests (2)	(4)	(18)
Share-based compensation expense	2,197	3,168
Acquisition and divestiture-related expenses (3)	8,456	1,584
Redomicile-related expenses (4)	760	6,036
Restructuring expenses (5)	8,243	—
Adjusted EBITDA	$71,247	$73,150
Less:
Interest expense, net	6,557	4,492
Depreciation and accretion expense (6)	29,118	22,669
Adjusted pre-tax income	$35,572	$45,989
Income tax expense (7)	10,031	14,716
Adjusted Net Income	$25,541	$31,273

Adjusted Net Income per share	$0.56	$0.69
Adjusted Net Income per diluted share	$0.55	$0.68

Weighted average shares outstanding — basic	45,490,461	45,073,654
Weighted average shares outstanding — diluted (8)	46,226,190	45,703,488

(1)             Includes foreign currency translation gains/losses and other non-operating costs.

(2)             Noncontrolling interests adjustment made such that Adjusted EBITDA includes only the Company’s ownership interest in the Adjusted EBITDA of one of its Mexican subsidiaries.

(3)             Acquisition and divestiture-related expenses include costs incurred for professional and legal fees and certain other transition and integration-related costs.

(4)             Expenses associated with the Company’s redomicile of its parent company to the U.K., which was completed on July 1, 2016.

(5)             Restructuring expenses primarily related to employee severance costs associated with a corporate reorganization and broad initiative to reduce costs.

(6)             Amounts exclude a portion of the expenses incurred by one of the Company’s Mexican subsidiaries to account for the amounts allocable to the noncontrolling interest shareholders.

(7)             Calculated using an effective tax rate of approximately 28.2% for the three months ended March 31, 2017, which represents the Company’s GAAP tax rate as adjusted for the net tax effects related to the items excluded from Adjusted Net Income. For the three months ended March 31, 2016, the Company used its previous estimated long-term cross-jurisdictional tax rate of 32%. See Disclosure of Non-GAAP Financial Information in this earnings release for further discussion.

(8)             Consistent with the positive Adjusted Net Income, the Adjusted Net Income per diluted share amounts have been calculated using the diluted shares outstanding that would have resulted from positive GAAP Net Income.

Reconciliation of GAAP Revenue to Constant-Currency Revenue

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

Europe & Africa revenue:

	Three Months Ended
	March 31,
	2017			2016	% Change
	U.S. GAAP	Foreign Currency Impact	Constant - Currency	U.S. GAAP	U.S. GAAP	Constant - Currency
	(In thousands)
ATM operating revenues	$79,704	$11,471	$91,175	$86,585	(7.9)%	5.3%
ATM product sales and other revenues	1,529	198	1,727	1,395	9.6	23.8
Total revenues	$81,233	$11,669	$92,902	$87,980	(7.7)%	5.6%

Consolidated revenue:

	Three Months Ended
	March 31,
	2017			2016	% Change
	U.S. GAAP	Foreign Currency Impact	Constant - Currency	U.S. GAAP	U.S. GAAP	Constant - Currency
	(In thousands)
ATM operating revenues	$341,788	$11,460	$353,248	$292,088	17.0%	20.9%
ATM product sales and other revenues	15,784	198	15,982	11,159	41.4	43.2
Total revenues	$357,572	$11,658	$369,230	$303,247	17.9%	21.8%

Reconciliation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted share on a Non-GAAP basis to Constant-Currency

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

	Three Months Ended
	March 31,
	2017			2016	% Change
	Non - GAAP (1)	Foreign Currency Impact	Constant - Currency	Non - GAAP (1)	Non - GAAP (1)	Constant - Currency
	(In thousands)
Adjusted EBITDA	$71,247	$2,731	$73,978	$73,150	(2.6)%	1.1%
Adjusted Net Income	$25,541	$1,031	$26,572	$31,273	(18.3)%	(15.0)%
Adjusted Net Income per diluted share (2)	$0.55	$0.02	$0.57	$0.68	(19.1)%	(16.2)%

(1)             As reported on the Company’s Reconciliation of Net (Loss) Income Attributable to Controlling Interests and Available to Common Shareholders to EBITDA, Adjusted EBITDA, and Adjusted Net Income, see Disclosure of Non-GAAP Financial Information in this earnings release for further discussion.

(2)             Adjusted Net Income per diluted share is calculated by dividing Adjusted Net Income by the weighted average diluted shares outstanding of 46,226,190 and 45,703,488 for the three months ended March 31, 2017 and 2016, respectively. Consistent with the positive Adjusted Net Income, the Adjusted Net Income per diluted share amounts have been calculated using the diluted shares outstanding that would have resulted from positive GAAP Net Income.

Reconciliation of Free Cash Flow

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
	(In thousands)
Cash provided by operating activities	$10,449	$44,654
Payments for capital expenditures:
Cash used in investing activities, excluding acquisitions and divestitures	(38,561)	(16,451)
Free cash flow	$(28,112)	$28,203

Reconciliation of Estimated Net Income to EBITDA, Adjusted EBITDA, and Adjusted Net Income

For the Year Ending December 31, 2017

(In millions, excluding share and per share amounts)

(Unaudited)

	Estimated Range Full Year 2017 (1)
Net Income	$	$
Adjustments:	45.0	50.0
Interest expense, net	35.0	34.0
Amortization of deferred financing costs and note discount	13.0	13.0
Income tax expense	14.0	16.0
Depreciation and accretion expense (2)	110.0	113.0
Amortization of intangible assets	67.0	70.0
EBITDA	$284.0	$296.0

Add Back:
Share-based compensation expense	18.0	20.0
Restructuring expenses	8.2	8.2
Redomicile-related expenses	0.8	0.8
Acquisition-related expenses	10.0	10.0
Loss on disposal and impairment of assets	4.0	5.0
Adjusted EBITDA	$325.0	$340.0
Less:
Interest expense, net	35.0	34.0
Depreciation and accretion expense	110.0	113.0
Income tax expense (3)	50.4	54.0
Adjusted Net Income	$129.6	$139.0

Adjusted Net Income per diluted share	$2.80	$3.00

Weighted average shares outstanding — diluted	46.35	46.35

(1)             See Disclosure of Non-GAAP Financial Information in this earnings release for definitions of the non-GAAP measures included in this table.

(2)             Noncontrolling interests adjustment made such that Adjusted EBITDA includes only the Company’s ownership interest in the Adjusted EBITDA of its Mexico subsidiary.

(3)             Calculated using the Company’s estimated non-GAAP tax rate of approximately 28%, as adjusted for items excluded from Adjusted Net Income, see Disclosure of Non-GAAP Financial Information in this earnings release for further discussion.

Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries

All other trademarks are the property of their respective owners.

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